CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Reports
Fourth Quarter and Full Year 2023 Results
Company Provides 2024 Guidance

Houston, TX, February 28, 2024 – U.S. Physical Therapy, Inc. (“USPH” or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today reported results for the fourth quarter and the full year ended December 31, 2023.

FINANCIAL HIGHLIGHTS

•
Adjusted EBITDA (1), a non-Generally Accepted Accounting Principles (“GAAP”) measure, was $77.7 million for the year ended December 31, 2023 (“Full Year 2023”), a $4.1 million increase from the year ended December 31, 2022 (“Full Year 2022").

•
Operating Results (1), a non-GAAP measure, for Full Year 2023 were $36.3 million, an increase of $1.3 million from $35.0 million for Full Year 2022. On a per share basis, Operating Results were $2.56 in Full Year 2023 compared to $2.70 in Full Year 2022, with the decrease attributable to the increase in shares outstanding associated with the Company’s secondary offering completed in May 2023.

•
Net income attributable to USPH’s shareholders (“USPH net income”), a GAAP measure, was $28.2 million for Full Year 2023 compared to $32.2 million for Full Year 2022.  USPH net income included a non-cash impairment charge, prior to allocation to minority interest and income taxes, of $17.5 million in the three months ended December 31, 2023 (“Fourth Quarter 2023”) and $9.1 million in the three months ended December 31, 2022 (“Fourth Quarter 2022”).  In accordance with GAAP, the revaluation of non-controlling interest, net of taxes, is not included in net income but is charged directly to retained earnings; however, this change is included in the computation of earnings per share.  Earnings per share for Full Year 2023 were $1.28 compared to $2.25 for Full Year 2022.

•	Adjusted EBITDA for Fourth Quarter 2023 was $19.0 million, a $1.1 million increase over Fourth Quarter 2022.
•	Operating Results for Fourth Quarter 2023 were $8.9 million, a $1.3 million increase over Fourth Quarter 2022.
•
USPH net income for Fourth Quarter 2023 was $0.7 million compared to $2.6 million for Fourth Quarter 2022, including the non-cash impairment charges previously mentioned in both periods. In accordance with GAAP, the revaluation of non-controlling interest, net of taxes, is not included in net income but is charged directly to retained earnings; however, this change is included in the computation of earnings per share.  Loss per share for Fourth Quarter 2023 was $0.38 compared to $0.01 for Fourth Quarter 2022.

•	Total net revenue for Fourth Quarter 2023 increased $13.6 million, or 9.6%, to $154.8 million.
•	Net rate per patient visit for Fourth Quarter 2023 was $103.68, which has increased sequentially each quarter since the second quarter of 2023.
•
Average daily visits per clinic were 29.9 for the Fourth Quarter 2023 and 30.0 for Full Year 2023, both record-high average daily visits per clinic in the Company’s history for each respective period. Total patient visits were 1,267,842 in Fourth Quarter 2023, a 10.0% increase from Fourth Quarter 2022.  Full Year 2023 patient visits were 5,005,426, an 11.6% increase over Full Year 2022.

•	Fourth Quarter 2023 gross profit was $30.5 million, a $2.7 million increase from Fourth Quarter 2022.

U.S. Physical Therapy Press Release	Page 2
February 28, 2024

•
During the Full Year 2023, the Company added 46 new clinics through acquisitions and de novos, and closed 15 clinics bringing its total clinic count to 671 as of December 31, 2023, as compared to 640 clinics on December 31, 2022.

•
The Company’s Board of Directors raised the Company’s quarterly dividend rate from $0.43 per share to $0.44 per share, effectively immediately, and declared a quarterly dividend for the first quarter of 2024 at the higher rate.

•	Management currently expects the Company’s Adjusted EBITDA for 2024 to be in the range of $80 million to $85 million. See “Management Provides 2024 Guidance” below for more information.

(1)	See pages 11 and 12 of this release for the definition and reconciliation of non-GAAP Adjusted EBITDA and Operating Results to the most directly comparable GAAP measure.

MANAGEMENT’S COMMENTS

Chris Reading, Chief Executive Officer, said, “Our team finished the year strong with record physical therapy volume for each quarter of 2023 as well as the year.  Injury prevention also finished the year with some acceleration in both progress and opportunity.  Looking forward, we have a great balance sheet bolstered by our capital raise in 2023 and you will see us put that to good use this year attracting more partner-owners looking for a great home for their teams and companies.  Our partners across the entirety of our Company make a huge difference for us and for that we are all grateful.  While we have been operating in a changing and challenging environment, we have the people and the resources to continue to grow.”

Carey Hendrickson, Chief Financial Officer, added, “We have tremendous confidence in our team to produce EBITDA growth in 2024,  despite headwinds from the Medicare rate reduction, with continued progress in rate negotiations, growth in volumes at our existing clinics and a continued focus on cost efficiencies.  We’ll also benefit from a full year of operations from clinics we acquired in 2023 and a partial year of operations from acquisitions we expect to complete in 2024.”

FOURTH QUARTER 2023 VERSUS FOURTH QUARTER 2022

Additional supplemental tables of financial and performance metrics are presented on page 13 of this release.

Physical Therapy Operations

	Fourth Quarter Ended December 31,		Variance
	2023	2022		$	%
	(In thousands, except percentages)
Revenue related to:
Mature Clinics (1)	$112,721	$111,066	$1,655		1.5%
Clinic additions (2)	18,650	7,964	10,686		*	(6)
Clinics sold or closed (3)	81	1,116	(1,035)		*	(6)
Net patient revenue	131,452	120,146	11,306		9.4%
Other (4)	3,177	2,644	533		20.2%
Total	134,629	122,790	11,839		9.6%
Operating costs (4)	108,380	98,247	10,133		10.3%
Gross profit	$26,249	$24,543	$1,706		7.0%

Financial and operating metrics (not in thousands):
Net rate per patient visit (1)	$103.68	$104.28	$(0.60)		(0.6)%
Patient visits (1)	1,267,842	1,152,139	115,703		10.0%
Average daily visits per clinic (1)	29.9	29.1	0.8		2.7%
Gross margin	19.5%	20.0%
Salaries and related costs per visit, clinics (5)	$59.72	$60.04	$(0.32)		(0.5)%
Operating costs per visit, clinics (5)	$84.09	$84.05	$0.04		0.0%

(1) See Glossary of Terms - Revenue Metrics for definition.
(2) Clinic additions during the Full Year 2023 and Full Year 2022.
(3) Revenue from closed clinics includes revenues from the 15 and 16 clinics closed during the Full Year 2023 and Full Year 2022, respectively.
(4) Includes revenues and costs from management contracts.
(5) Excludes management contract costs.
(6) Not meaningful.

U.S. Physical Therapy Press Release	Page 3
February 28, 2024

Net revenue from physical therapy operations increased $11.8 million, or 9.6%, to $134.6 million for the Fourth Quarter 2023 from $122.8 million for the Fourth Quarter 2022.  This increase was primarily due to a record-high average daily visits per clinic for a fourth quarter in the Company’s history of 29.9 visits, and an increase in volume from the 31 net new clinics added since the comparable prior year period, partially offset by a decrease in net rate per patient visit. The number of patient visits increased 10.0% over the Fourth Quarter 2022, with visits at mature clinics up 2.2%.
Net rate per patient visit was $103.68 for the Fourth Quarter 2023, sequentially improving from $102.03 in the second quarter of 2023 and $102.37 in the third quarter of 2023.  This compares to a $104.28 net rate per patient visit in the Fourth Quarter 2022.  The  decrease in net rate in the Fourth Quarter 2023 compared to the same period in 2022 was primarily due to the combined Medicare rate reductions in 2022 and 2023.  All other payor categories increased 2.1% on a combined basis as compared to the prior year.
Operating costs from physical therapy operations increased $10.1 million, or 10.3%, to $108.4 million in the Fourth Quarter 2023 from $98.2 million in the Fourth Quarter 2022 driven by costs associated with the 31 net new clinics since the comparable prior year period as well as increased patient visits at mature clinics.  Salaries and related costs per visit decreased to $59.72 in the Fourth Quarter 2023 from $60.04 in the Fourth Quarter 2022 while total operating costs per visit was roughly flat at $84.09 as compared to $84.05 over the same periods, respectively.  Operating costs for mature clinics increased $2.4 million, or 2.7%, in the Fourth Quarter 2023 as compared to the Fourth Quarter 2022.
Gross profit from physical therapy operations in the Fourth Quarter 2023 increased $1.7 million, or 7.0%, to $26.2 million from $24.5 million in the Fourth Quarter 2022. The gross profit margin from physical therapy operations decreased slightly to 19.5% in the Fourth Quarter 2023 from 20.0% in the Fourth Quarter 2022.

Industrial Injury Prevention Services (“IIP”)
	Fourth Quarter Ended December 31,		Variance
	2023	2022		$	%
	(In thousands, except percentages)
Net revenue	$20,172	$18,392	$1,780		9.7%
Operating costs	15,905	15,104	801		5.3%
Gross profit	$4,267	$3,288	$979		29.8%

Gross margin	21.2%	17.9%

IIP revenues increased $1.8 million, or 9.7%, to $20.2 million for the Fourth Quarter 2023 as compared to $18.4 million for the Fourth Quarter 2022.  IIP operating costs increased $0.8 million, or 5.3%, versus the comparable prior year period.  Gross profit from IIP operations in the Fourth Quarter 2023 increased $1.0 million, or 29.8%, to $4.3 million from $3.3 million in the Fourth Quarter 2022. The gross profit margin from IIP operations increased to 21.2% in the Fourth Quarter 2023 from 17.9% in the Fourth Quarter 2022.

Corporate Office and Other Expenses

Corporate costs increased $2.0 million, or 16.6%, to $13.9 million in the Fourth Quarter 2023 from $11.9 million in Fourth Quarter 2022 with an increase in support costs related to the larger number of clinics and the timing of certain expenses.

A non-cash impairment charge of $17.5 million was recognized during the Fourth Quarter 2023 related to a reporting unit in the Company’s IIP segment. This compares to a $9.1 million non-cash impairment charge in the comparable prior year period related to the same reporting unit.

Operating loss was $0.9 million for the Fourth Quarter 2023 compared to operating income of $6.8 million for the Fourth Quarter 2022.  Excluding the non-cash impairment charge of $17.5 million in the Fourth Quarter 2023 and $9.1 million in the Fourth Quarter 2022, operating income was $16.6 million and $15.9 million over the same periods, respectively.

Total other income (expense), net, was $1.0 million in the Fourth Quarter 2023 compared to ($2.2) million in the Fourth Quarter 2022.

•
Interest expense, net of $0.9 million savings from an interest rate swap arrangement, was $2.0 million for the Fourth Quarter 2023 compared to $2.2 million in the Fourth Quarter 2022. The interest rate on the Company’s term loan was 4.7% for the Fourth Quarter 2023, with an all-in effective interest rate, including all associated costs, of 5.4%.

•
Interest income from investing excess cash (primarily proceeds from the secondary offering sale of the Company’s stock completed in May 2023) in a high-yield savings account was $1.6 million during the Fourth Quarter 2023.

•
The Company revalued the contingent earn-out consideration related to certain acquisitions and recognized $1.7 million of expense (an increase in the related liability) in the Fourth Quarter 2023 compared to income of $0.5 million (a decrease in the related liability) in the Fourth Quarter 2022.

•
The revaluation of a put-right liability resulted in $2.9 million of income (a decrease in the related liability) for the Fourth Quarter 2023 compared to $0.8 million of expense (an increase in the related liability) for the Fourth Quarter 2022. The put-right, which expires in November 2026, relates to the potential future purchase of a company that provides physical therapy and rehabilitation services to hospitals and other ancillary providers in a distinct market area.

U.S. Physical Therapy Press Release	Page 4
February 28, 2024

The provision for income taxes was $1.4 million in the Fourth Quarter 2023 compared to $1.2 million during the Fourth Quarter 2022.

USPH Net Income and Non-GAAP Measures

Net income (loss) attributable to non-controlling interest (temporary and permanent) was $1.9 million in the Fourth Quarter 2023 compared to ($0.7) million in the Fourth Quarter 2022.

USPH net income was $0.7 million for the Fourth Quarter 2023 as compared to $2.6 million for the Fourth Quarter 2022 while loss per share was $0.38 and $0.01 over the same periods, respectively. USPH net income included a non-cash impairment charge, prior to allocation to minority interest and income taxes, of $17.5 million in the Fourth Quarter 2023 ($9.1 million net of $5.2 million allocated to minority interest and $3.1 million of income tax) and $9.1 million in the Fourth Quarter 2022 ($4.7 million net of $2.7 million allocated to minority interest and $1.6 million of income tax).
Non-GAAP Adjusted EBITDA increased $1.1 million to $19.0 million for the Fourth Quarter 2023 from $17.9 million for the Fourth Quarter 2022, while non-GAAP Operating Results increased $1.3 million to $8.9 million, or $0.59 per share, in the Fourth Quarter 2023 from $7.5 million, or $0.58 per share, in the Fourth Quarter 2022. The increase in both non-GAAP Adjusted EBITDA and Operating Results was primarily associated with clinic additions since the comparable prior year period and increased volume at mature clinics.

See pages 11 and 12 of this release for the definition and reconciliation of Adjusted EBITDA and Operating Results to the most directly comparable GAAP measure.

FULL YEAR 2023 VERSUS FULL YEAR 2022

Total net revenue for the Full Year 2023 increased $51.7 million, or 9.3%, to $604.8 million from $553.1 million for the Full Year 2022 while operating costs increased $42.2 million, or 9.6%, to $483.3 million from $441.1 million over the same periods, respectively. Gross profit for the Full Year 2023 was $121.5 million, or 20.1% of net revenue, compared to $112.0 million for the Full Year 2022, or 20.3% of net revenue.

Revenues from physical therapy operations increased $50.5 million, or 10.6%, to $526.5 million in Full Year 2023 compared to $476.1 million in Full Year 2022.  This increase was primarily due to a record-high average daily visits per clinic for a full year in the Company’s history of 30.0 visits, and an increase in volume from the 31 net new clinics added since the comparable prior year period, partially offset by a decrease in net rate per patient visit to $102.80 for Full Year 2023 from $103.63 for Full Year 2022. Gross profit from physical therapy operations increased $9.0 million, or 9.4%, to $105.1 million for Full Year 2023 from $96.1 million for Full Year 2022 while the gross profit margin from physical therapy operations decreased slightly to 20.0% for Full Year 2023 from 20.2% for Full Year 2022.

Revenues from IIP increased $1.2 million to $78.3 million for Full Year 2023 from $77.1 million for Full Year 2022.  Gross profit from IIP operations increased $0.5 million, or 3.0%, to $16.4 million for Full Year 2023 from $16.0 million for Full Year 2022 while the gross profit margin from IIP operations increased slightly to 21.0% for Full Year 2023 from 20.7% for Full Year 2022.

Corporate office costs were $52.0 million, or 8.6% of net revenue, in Full Year 2023, compared to $46.1 million, or 8.3% of net revenue, in Full Year 2022, with an increase in support costs related to the larger number of clinics.

Operating income was $52.1 million for Full Year 2023 compared to $56.8 million for Full Year 2022, including the non-cash impairment charge of $17.5 million in Full Year 2023 and $9.1 million in Full Year 2022.

Other expenses increased $1.5 million to $2.7 million in 2023 from $1.2 million in 2022 primarily due to higher interest expense and expense related to fair value adjustments of certain contingent liabilities partially offset by income related to the revaluation of a put liability and interest income from investing excess cash associated with proceeds from the Company’s secondary offering completed in May 2023.

The provision for income tax was $12.2 million for Full Year 2023 and for Full Year 2022.  The effective tax rate was 30.1% and 27.4% over the same periods, respectively.  The Full Year 2023 includes an adjustment of $1.0 million related to the return to provision analysis for such period.

USPH net income was $28.2 million for the Full Year 2023 as compared to $32.2 million for the Full Year 2022 while earnings per share was $1.28 for Full Year 2023 compared to $2.25 for Full Year 2022. USPH net income included a non-cash impairment charge, prior to allocation to minority interest and income taxes, of $17.5 million in the Fourth Quarter 2023 ($9.1 million net of $5.2 million allocated to minority interest and $3.1 million income tax) and $9.1 million in the Fourth Quarter 2022 ($4.7 million net of $2.7 million allocated to minority interest and $1.6 million income tax).
Non-GAAP Adjusted EBITDA increased $4.1 million to $77.7 million for Full Year 2023 from $73.7 million in Full Year 2022 while non-GAAP Operating Results increased $1.2 million to $36.3 million, or $2.56 per share, in Full Year 2023 from $35.0 million, or $2.70 per share, in the Full Year 2022.  The increase in both non-GAAP Adjusted EBITDA and Operating Results was primarily associated with clinic additions since the comparable prior year period and increased volume at mature clinics.

See pages 11 and 12 of this release for the definition and reconciliation of Adjusted EBITDA and Operating Results to the most directly comparable GAAP measure.

For additional information on full year 2023 results, please refer to the Company’s Annual Report on Form 10-K which is expected to be filed with the Securities and Exchange Commission on February 29, 2024.

U.S. Physical Therapy Press Release	Page 5
February 28, 2024

BALANCE SHEET AND CASH FLOW

Total cash and cash equivalents were $152.8 million as of December 31, 2023, compared to $31.6 million as of December 31, 2022. Additionally, the Company had $144.4 million of outstanding borrowings and $175.0 million in available credit under its credit facilities as of December 31, 2023, compared to $179.1 million of outstanding borrowings and $144.0 million in available credit under its credit facilities as of December 31, 2022.

On May 30, 2023, the Company completed a secondary offering of its common stock resulting in net proceeds of $163.6 million after deducting fees associated with the transaction. A portion of the net proceeds was used to repay the $35.0 million then outstanding under the Company’s credit facility while the remainder is expected to be used primarily for acquisitions. The Company’s cash is currently invested in a high-yield savings account which generated interest income of approximately $3.8 million in 2023.

ACQUISITION ACTIVITIES
The Company is in various stages of completing several acquisitions that management expects to close in or shortly after the first half of 2024.  The Company’s strategy is to continue acquiring outpatient physical therapy practices, develop outpatient physical therapy clinics as satellites in existing partnerships, and continue acquiring companies that provide or serve the Company’s industrial injury prevention services.

QUARTERLY DIVIDEND

The Company’s Board of Directors increased the Company’s quarterly dividend on February 27, 2024, from $0.43 per share to $0.44 per share. The Board of Directors subsequently declared a quarterly dividend of $0.44 per share payable on April 5, 2024, to shareholders of record on March 12, 2024.

2024 EARNINGS GUIDANCE

Management expects the Company’s Adjusted EBITDA for 2024 to be in the range of $80 million to $85 million.  The previously announced Medicare rate reduction of approximately 3.5% effective January 1, 2024, is expected to reduce the Company’s revenue by approximately $6.0 million in 2024 as compared to 2023, which equates to an EBITDA reduction of approximately $5.3 million net of non-controlling interests.  Management expects to more than offset the decreases in revenue and EBITDA related to the Medicare rate reduction from:

■	the full-year impact of rate negotiations in commercial and other payor categories completed during 2023
■	the partial-year impact of rate negotiations in commercial and other payor categories expected to be completed during 2024
■	volume increases at the Company’s existing clinics
■	continued discipline in expense control
■	full-year contribution from acquisitions completed in 2023; and,
■	partial-year impact of EBITDA from acquisitions expected to be completed during or shortly after the first half of 2024.

As noted previously, the Company is currently in the process of completing several acquisitions that are expected to close in or shortly after the first half of 2024. The guidance range includes the expected EBITDA contribution from such acquisitions.

The annual guidance figures will not be updated unless there is a material development that causes management to believe that Adjusted EBITDA will be significantly outside the given range.

CONFERENCE CALL INFORMATION

U.S. Physical Therapy’s management will host a conference call at 10:30 a.m. ET / 9:30 a.m. CT, on February 29, 2023, to discuss the Company’s financial results for the fourth quarter and year ended December 31, 2023. Interested parties may participate in the call by dialing (800) 267-6316 (Primary) or (203) 518-9783 (Alternate) and conference ID of USPHQ423. Please call approximately 10 minutes before the call is scheduled to begin. To listen to the live call, go to the Company’s website at  www.usph.com at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, a playback of the conference call can be accessed until May 9, 2024, at the Company’s website.

FORWARD LOOKING STATEMENTS

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

U.S. Physical Therapy Press Release	Page 6
February 28, 2024

•	changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification and/or enrollment status;
•	the impact of future public health crises and epidemics/pandemics, such as was the case with the novel strain of COVID-19 and its variants;
•	revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
•	changes in reimbursement rates or payment methods from third party payors including government agencies, and changes in the deductibles and co-pays owed by patients;
•	compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
•
competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;

•	one of our acquisition agreements contains a put right related to a future purchase of a majority interest in a separate company;
•	the impact of future vaccinations and/or testing mandates at the federal, state and/or local level, which could have an adverse impact on staffing, revenue, costs and the results of operations;
•	our debt and financial obligations could adversely affect our financial condition, our ability to obtain future financing and our ability to operate our business;
•	changes as the result of government enacted national healthcare reform;
•	business and regulatory conditions including federal and state regulations;
•	governmental and other third party payor inspections, reviews, investigations and audits, which may result in sanctions or reputational harm and increased costs;
•	revenue and earnings expectations;
•	some of our acquisition agreements contain contingent consideration, the value of which may impact future financial results;
•	legal actions, which could subject us to increased operating costs and uninsured liabilities;
•	general economic conditions, including but not limited to inflationary and recessionary periods;
•
actual or perceived events involving banking volatility or limited liability, defaults or other adverse developments that affect the U.S. or international financial systems, may result in market wide liquidity problems which could have a material and adverse impact on our available cash and results of operations;

•	our business depends on hiring, training, and retaining qualified employees
•	availability and cost of qualified physical therapists;
•
competitive environment in the industrial injury prevention services business, which could result in the termination or non-renewal of contractual service arrangements and other adverse financial consequences for that service line;

•	our ability to identify and complete acquisitions, and the successful integration of the operations of the acquired businesses;
•	impact on the business and cash reserves resulting from retirement or resignation of key partners and resulting purchase of their non-controlling interest (minority interests);
•	maintaining our information technology systems with adequate safeguards to protect against cyber-attacks;
•
a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal action and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 of the Health Information Technology for Economic and Clinical Health Act;

•
maintaining clients for which we perform management, industrial injury prevention related services, and other services, as a breach or termination of those contractual arrangements by such clients could cause operating results to be less than expected;

•	maintaining adequate internal controls;
•	maintaining necessary insurance coverage;
•	availability, terms, and use of capital; and
•	weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. For additional information regarding these and other risks and uncertainties, that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) on February 28, 2023 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. Our forward-looking statements represent our estimates and assumptions only as of the date of this report. Except as required by law, we are under no obligation to update any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

GLOSSARY OF TERMS – REVENUE METRICS

Mature clinics are clinics opened or acquired prior to January 1, 2022, and are still operating as of the balance sheet date.

Net rate per patient visit is net patient revenue related to our physical therapy operations divided by total number of patient visits (defined below) during the periods presented.

Patient visits is the number of unique patient visits during the periods presented.

Average daily visits per clinic is patient visits divided by the number of days in which normal business operations were conducted during the periods presented and further divided by the average number of clinics in operation during the periods presented.

ABOUT U.S. PHYSICAL THERAPY, INC.

Founded in 1990, U.S. Physical Therapy, Inc. currently operates 673 outpatient physical therapy clinics in 42 states. The Company’s clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 42 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention services business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. Physical Therapy Press Release	Page 7
February 28, 2024

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Fourth Quarter Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022

Net patient revenue	$131,452	$120,146	$514,556	$464,590
Other revenue	23,349	21,036	90,246	88,554
Net revenue	154,801	141,182	604,802	553,144
Operating cost:
Salaries and related costs	90,633	82,317	353,390	319,191
Rent, supplies, contract labor and other	32,080	29,678	123,731	116,381
Provision for credit losses	1,572	1,356	6,172	5,548
Total operating cost	124,285	113,351	483,293	441,120

Gross profit	30,516	27,831	121,509	112,024

Corporate office costs	13,901	11,925	51,953	46,111
Impairment of goodwill and other intangible assets	17,495	9,112	17,495	9,112
Operating (loss) income	(880)	6,794	52,061	56,801

Other (expense) income
Interest expense, debt and other	(2,010)	(2,239)	(9,303)	(5,779)
Interest income from investments	1,583	-	3,774	-
Change in fair value of contingent earn-out consideration	(1,747)	520	(1,550)	2,520
Change in revaluation of put-right liability	2,926	(776)	2,582	(5)
Equity in earnings of unconsolidated affiliate	149	192	955	1,175
Relief Funds	-	-	467	-
Other	85	69	390	859

Total other (expense) income	986	(2,234)	(2,685)	(1,230)
(Loss) income before taxes	106	4,560	49,376	55,571

Provision for income taxes	1,399	1,212	12,156	12,164
Net (loss) income	(1,293)	3,348	37,220	43,407

Less: Net (income) loss attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	3,190	318	(4,426)	(6,902)
Non-controlling interest - permanent equity	(1,241)	(1,059)	(4,555)	(4,347)
	1,949	(741)	(8,981)	(11,249)

Net income attributable to USPH shareholders	$656	$2,607	$28,239	$32,158

Basic and diluted (loss) earnings per share attributable to USPH shareholders (1)	$(0.38)	$(0.01)	$1.28	$2.25

Shares used in computation - basic and diluted	14,987	13,002	14,188	12,985

Dividends declared per common share	$0.43	$0.41	$1.72	$1.64

(1) See page 12 of this press release for the calculation of basic and diluted earnings per share.

U.S. Physical Therapy Press Release	Page 8
February 28, 2024

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(IN THOUSANDS)

	Fourth Quarter Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022

Net (loss) income	$(1,293)	$3,348	$37,220	$43,407
Other comprehensive loss
Unrealized (loss) gain on cash flow hedge	(3,982)	(564)	(1,642)	5,378
Tax effect at statutory rate (federal and state)	1,017	144	420	(1,374)
Comprehensive income (loss)	$(4,258)	$2,928	$35,998	$47,411

Comprehensive income (loss) attributable to non-controlling interest	1,949	(741)	(8,981)	(11,249)
Comprehensive income (loss) attributable to USPH shareholders	$(2,309)	$2,187	$27,017	$36,162

U.S. Physical Therapy Press Release	Page 9
February 28, 2024

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$152,825	$31,594
Patient accounts receivable, less provision for credit losses of $2,736 and $2,829, respectively	51,866	51,934
Accounts receivable - other	17,854	16,671
Other current assets	10,830	11,067
Total current assets	233,375	111,266
Fixed assets:
Furniture and equipment	63,982	62,074
Leasehold improvements	46,941	42,877
Fixed assets, gross	110,923	104,951
Less accumulated depreciation and amortization	(84,821)	(80,203)
Fixed assets, net	26,102	24,748
Operating lease right-of-use assets	103,431	103,004
Investment in unconsolidated affiliate	12,256	12,131
Goodwill	509,571	494,101
Other identifiable intangible assets, net	109,682	108,755
Other assets	2,821	4,149
Total assets	$997,238	$858,154

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST, USPH SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTEREST
Current liabilities:
Accounts payable - trade	$3,898	$3,300
Accounts payable - due to seller of acquired business	-	3,204
Accrued expenses	55,344	37,413
Current portion of operating lease liabilities	35,252	33,709
Current portion of term loan and notes payable	7,691	7,863
Total current liabilities	102,185	85,489
Notes payable, net of current portion	1,289	1,913
Revolving facility	-	31,000
Term loan, net of current portion and deferred financing costs	137,702	142,918
Deferred taxes	24,815	21,303
Operating lease liabilities, net of current portion	76,653	77,934
Other long-term liabilities	2,356	13,029
Total liabilities	345,000	373,586

Redeemable non-controlling interest - temporary equity	174,828	167,515

Commitments and Contingencies

U.S. Physical Therapy, Inc. ("USPH") shareholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized,
17,202,291 and 15,216,326 shares issued, respectively	172	152
Additional paid-in capital	281,096	110,317
Accumulated other comprehensive gain	2,782	4,004
Retained earnings	223,772	232,948
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total USPH shareholders’ equity	476,194	315,793
Non-controlling interest - permanent equity	1,216	1,260
Total USPH shareholders' equity and non-controlling interest - permanent equity	477,410	317,053
Total liabilities, redeemable non-controlling interest,
USPH shareholders' equity and non-controlling interest - permanent equity	$997,238	$858,154

U.S. Physical Therapy Press Release	Page 10
February 28, 2024

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	For the Year Ended
	December 31, 2023	December 31, 2022
OPERATING ACTIVITIES
Net income including non-controlling interest	$37,220	$43,407
Adjustments to reconcile net income including non-controlling interest to net cash provided by operating activities:
Depreciation and amortization	15,695	14,743
Provision for credit losses	6,172	5,548
Equity-based awards compensation expense	7,236	7,264
Amortization of debt issue costs	420	305
Change in deferred income taxes	4,490	4,309
Change in revaluation of put-right liability	(2,582)	5
Change in fair value of contingent earn-out consideration	1,550	(2,520)
Equity of earnings in unconsolidated affiliate	(955)	(1,175)
Loss (gain) on sale of clinics and fixed assets	166	(643)
Impairment of goodwill and other intangible assets	17,495	9,112
Other	-	(83)
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(5,645)	(10,279)
Increase in accounts receivable - other	(356)	(307)
Increase (decrease) in other current and long-term assets	(197)	(5,940)
Decrease (increase) in accounts payable and accrued expenses	15	(7,755)
Decrease (increase) in other long-term liabilities	1,254	2,546
Net cash provided by operating activities	81,978	58,537

INVESTING ACTIVITIES
Purchase of fixed assets	(9,294)	(8,248)
Purchase of majority interest in businesses, net of cash acquired	(26,582)	(59,788)
Purchase of redeemable non-controlling interest, temporary equity	(10,986)	(14,987)
Purchase of non-controlling interest, permanent equity	(281)	(280)
Proceeds on sale of non-controlling interest, permanent equity	102	-
Proceeds on sale of partnership interest - redeemable non-controlling interest, temporary equity	875	402
Distributions from unconsolidated affiliate	830	1,259
Proceeds on sale of partnership interest, clinics and fixed assets	-	373
Other	321	-
Net cash used in investing activities	(45,015)	(81,269)

FINANCING ACTIVITIES
Proceeds from issuance of common stock pursuant to the secondary public offering, net of issuance costs	163,646	-
Proceeds from revolving facility	24,000	101,000
Distributions to non-controlling interest, permanent and temporary equity	(16,100)	(15,348)
Cash dividends paid to shareholders	(24,128)	(21,321)
Payments on revolving facility	(55,000)	(184,000)
Principal payments on notes payable	(4,400)	(930)
Payments on term loan	(3,750)	(1,875)
Proceeds from term loan	-	150,000
Payment of deferred financing costs	-	(1,779)
Payment of Medicare Accelerated and Advance Funds	-	-
Other	-	12
Net cash provided by financing activities	84,268	25,759

Net increase in cash and cash equivalents	121,231	3,027
Cash and cash equivalents - beginning of period	31,594	28,567
Cash and cash equivalents - end of period	$152,825	$31,594

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$4,926	$7,615
Interest paid	$8,655	$5,687
Non-cash investing and financing transactions during the period:
Purchase of businesses - seller financing portion	$1,815	$1,574
Liabilities assumed associated with a purchase of a business	524	-
Notes payable related to purchase of redeemable non-controlling interest, temporary equity	1,087	1,074
Notes payable related to the purchase of non-controlling interest, permanent equity	200	296
Notes receivable related to sale of redeemable non-controlling interest, temporary equity	4,136	1,580
Notes receivable related to the sale of non-controlling interest, permanent equity	$458	$-

U.S. Physical Therapy Press Release	Page 11
February 28, 2024

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND OPERATING RESULTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The following tables provide details of the basic and diluted earnings per share computation and reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to Adjusted EBITDA and Operating Results (non-GAAP measures). Management believes providing Adjusted EBITDA and Operating Results to investors is useful information for comparing the Company's period-to-period results.

Adjusted EBITDA, a non-GAAP measure, is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, amortization, non-cash asset impairment charge, change in fair value of contingent earn-out consideration, Relief Funds, changes in revaluation of put-right liability, equity-based awards compensation expense, and related portions for non-controlling interests.

Operating Results, a non-GAAP measure, equals net income attributable to USPH shareholders less non-cash asset impairment charge, changes in revaluation of put-right liability, Relief Funds, changes in fair value of contingent earn-out consideration, and any allocations to non-controlling interests, all net of taxes. Operating Results per share also exclude the impact of the revaluation of redeemable non-controlling interest and the associated tax impact.

Management uses Adjusted EBITDA and Operating Results, which eliminate certain items described above that can be subject to volatility and unusual costs, as the principal measures to evaluate and monitor financial performance period over period. Management believes that Adjusted EBITDA and Operating Results are useful measures for investors to use in comparing the Company's period-to-period results as well as for comparing with other similar businesses since most do not have redeemable instruments and therefore have different equity structures.

Adjusted EBITDA and Operating Results are not measures of financial performance under GAAP. Adjusted EBITDA and Operating Results should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

U.S. Physical Therapy Press Release	Page 12
February 28, 2024

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
ADJUSTED EBITDA, OPERATING RESULTS AND EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Fourth Quarter Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
	(In thousands, except per share data)
Adjusted EBITDA (a non-GAAP measure)
Net income attributable to USPH shareholders	$656	$2,607	$28,239	$32,158
Adjustments:
Provision for income taxes	1,399	1,212	12,156	12,164
Depreciation and amortization	4,113	3,793	15,695	14,743
Interest expense, debt and other, net	2,010	2,239	9,303	5,779
Interest income from investments	(1,583)	-	(3,774)	-
Impairment of goodwill and other intangible assets	17,495	9,112	17,495	9,112
Equity-based awards compensation expense	1,785	1,802	7,236	7,264
Change in revaluation of put-right liability	(2,926)	776	(2,582)	5
Change in fair value of contingent earn-out consideration	1,747	(520)	1,550	(2,520)
Relief Funds	-	-	(467)	-
Other income	(85)	(69)	(390)	(859)
Allocation to non-controlling interests	(5,625)	(3,098)	(6,744)	(4,185)
	$18,986	$17,854	$77,717	$73,661

Operating Results (a non-GAAP measure)
Net income attributable to USPH shareholders	$656	$2,607	$28,239	$32,158
Adjustments:
Impairment of goodwill and other intangible assets	17,495	9,112	17,495	9,112
Change in fair value of contingent earn-out consideration	1,747	(520)	1,550	(2,520)
Change in revaluation of put-right liability	(2,926)	776	(2,582)	5
Relief Funds	-	-	(467)	-
Allocation to non-controlling interest	(5,249)	(2,734)	(5,215)	(2,734)
Tax effect at statutory rate (federal and state)	(2,828)	(1,695)	(2,755)	(987)
	$8,895	$7,546	$36,265	$35,034

Operating Results per share (a non-GAAP measure)	$0.59	$0.58	$2.56	$2.70

Earnings per share
Computation of earnings per share - USPH shareholders:
Net income attributable to USPH shareholders	$656	$2,607	$28,239	$32,158
Charges to retained earnings:
Revaluation of redeemable non-controlling interest	(8,577)	(3,697)	(13,565)	(3,890)
Tax effect at statutory rate (federal and state)	2,191	945	3,466	994
	$(5,730)	$(145)	$18,140	$29,262

Earnings per share (basic and diluted)	$(0.38)	$(0.01)	$1.28	$2.25

Shares used in computation - basic and diluted	14,987	13,002	14,188	12,985

U.S. Physical Therapy Press Release	Page 13
February 28, 2024

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
REVENUE METRICS

	Number of Clinics		Net Rate Per Patient Visit (1)		Patient Visits (1)		Average Daily Visits Per Clinic (1)
	2023	2022	2023	2022	2023	2022	2023	2022
First quarter	647	601	$103.12	$103.00	1,227,490	1,063,519	29.8	27.9
Second quarter	656	608	$102.03	$103.18	1,267,140	1,145,554	30.4	29.5
Third quarter	672	614	$102.37	$104.01	1,242,954	1,122,070	29.7	28.8
Fourth quarter	671	640	$103.68	$104.28	1,267,842	1,152,139	29.9	29.1
Year	671	640	$102.80	$103.63	5,005,426	4,483,282	30.0	28.7

(1)	See definition of the metrics above in the Glossary of Terms – Revenue Metrics on page 6.

Clinic Count Roll Forward
	Fourth Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Number of clinics, beginning of period	672	614	640	591
Additions	6	32	46	65
Closed or sold	(7)	(6)	(15)	(16)
Number of clinics, end of period	671	640	671	640